Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is between Michael Roberts (“Director”), and Empire Energy Corporation International, a Nevada corporation (the “Company”).

WHEREAS, Director serves as a director of the Company; and

WHEREAS, the parties wish to terminate their relationship under specified conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual promises and undertakings provided herein, the parties hereto agree as follows:

1. In consideration of the obligations of the Company hereunder the Director will voluntarily resign his position as a Director of the Company as of and with effect from completion by the parties of their obligations under Clause 6 ( “Completion” ).

2. Director hereby waives as of and with effect from Completion any right or claim against the Company to any rights or entitlements he may have for expenses, fees or other entitlements

3. The Company and Director agree that they will not exercise their rights under the “Put and Call Option Agreement between Empire Energy and MR Associates LLP dated 15th October 2007” prior to Completion and hereby agrees that as of and with effect from Completion the Put and Call Agreement shall be and are hereby terminated.

4. Director hereby releases as of and with effect from Completion the Company, all of its parents, subsidiaries, affiliates, assigns and successors, and all of its and their past, present and future officers, directors, agents, employees, representatives, shareholders, contractors, insurers, and attorneys (collectively, the “Company Parties”) from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have, whether known to him or not, arising at any time prior to the signing of this Agreement, including, without limitation, claims arising, directly or indirectly, out of his service as a director of the Company and/or the cessation of his service as a director the Company, with the exception of any claims arising from a breach of this Agreement. This release is intended to have the broadest possible application and further includes, but is not limited to, any and all claims for breach of contract, and any and all other tort, contract, common law, constitutional or other statutory claims arising under the law of any and all jurisdictions.

5. Director agrees that he shall not make disparaging remarks about the Company or any of the Company Parties and further agrees that any breach of this provision shall not vitiate the terms, releases and/or conditions of this Agreement, but rather merely give rise to a claim for actual damages suffered by the Company, its officers or directors.

6. Completion shall take place upon the earlier of a significant funding event or sixty (60) days from the date of this Agreement when:

(a.) The Company delivers to Director a duly authorized and executed certificate issued in his name, representing 2,500,000 shares of the Company’s common Class A stock, representing the share compensation initially issued in conjunction with the Put and Call Option Agreement. The Company agrees to use commercially reasonable efforts to register such shares on the next registration statement filed by the Company, which is intended to be filed as soon as practicable but in any event no later than April 30, 2008. Director agrees to cooperate with the Company in filing all necessary regulatory documentation in connection with this Agreement. The Company agrees to issue to Director as liquidated damages an additional 250,000 shares for each month after June30, 2008 until the registration statement is filed with the Securities and Exchange Commission. The parties to this Agreement agree that this amount is a fair and accurate estimate of actual damages the Director would suffer should the deadline not be met.

(b) the Company has paid to the Director the sum of US$ 112,000 as directed by the Director.

(c) the Director will immediately tender his resignation upon delivery of items (a) and (b) on the terms set out in Clauses 1 and 2 and execute such further documents as may reasonably be required to confirm the release set out in Clause 4.

(d) the Company will arrange for the acceptance and registration of the Directors resignation as of and with effect from the date of Completion and shall enter into such further documents as may be reasonably required to confirm the Release and the Indemnity in Clause 7.

7. The Company hereby releases the Director from any and all claims that it may have against him arising from or related to his service as a Director of the Company and/or, subject to Completion, arising in any way out of or in connection with the Put and Call Agreement and hold harmless and indemnify Director to the fullest extent allowed by law, including, but not limited to, any and all claims that may be asserted against him, the Board or the Company, relating to Director’s authorized acts made in his position as a director of the Company. The Company acknowledges that the Director is relying on the indemnity clauses in the Company’s by laws and hereby undertakes not to make any changes thereto for a period of two years from Completion that would adversely impact on the scope and extent of the Indemnity.

8. Prior to Completion the Company:

(a) shall take all steps reasonably necessary to effect a significant fund raising event as referred to in Clause 6 and, in this connection shall submit for approval any documents issued by the Company in respect of which the Director, in his capacity as a director of the Company, would have any responsibility or liability; and

( b) shall not dispose of or charge any asset of the Company or incur any liability other than in the ordinary course of business or in settlement with S. A. Sehsuvaroglu or otherwise take any action or enter into any transaction which reduces its net asset value or otherwise prejudices its ability to raise funds

9. If in any material respect the obligations of the Director or the Company pursuant to Clause 6 are not complied with on Completion the party not in default may, at their option:

(a) defer Completion to a date and time no more than 21 days after Completion should have taken place but for the said default; or

(b) proceed to Completion so far as practicable ( without prejudice to their rights hereunder); or

(c) terminate the Agreement in which event the Agreement shall be terminated and be of no effect without prejudice to the rights and liabilities of the parties which existed prior to the date of the Agreement which shall continue to subsist.

10. Director shall be solely responsible for federal, state or local taxes of any jurisdiction, if any, that may be due from him as a result of his receipt of the consideration referenced herein, together with any penalties, additions or interest and the provisions of this Agreement shall remain fully valid and enforceable.

11. The Company agrees that it will cause the Company Parties, its officers and directors not to make disparaging remarks about the Director, and further agree that any breach of this provision shall not vitiate the terms, releases and/or conditions of this Agreement, but rather merely give rise to a claim for actual damages suffered by Director.

12. This Agreement shall be interpreted and construed in accordance with the laws of the State of Kansas without regard to its choice of law principles and to which jurisdiction Director and the Company submit. For purposes of the enforcement or interpretation of this Agreement, the Company and Director further agree that the Kansas courts shall have exclusive jurisdiction and that any such action will be brought in a Kansas court. Should any provision of this Agreement be determined to be unenforceable for any reason, a court of competent jurisdiction per this forum selection provision shall have the power to modify such provision so as to make it enforceable in the manner coming closest to the original intent of the parties, but any provision which cannot be so modified shall not affect the enforceability of the remaining provisions

13. Director represents and warrants that he has fully disclosed in writing to the Board, if applicable, alleged violations of law or corporate governance issues, if any

14. Director and the Company agree that in any legal action regarding this Agreement, each party will bear its own attorneys’ fees and costs.

SO AGREED:

/s/ Michael Roberts	Date:
Michael Roberts

Empire Energy Corporation International

By:		Date:
Its

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